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                                                                    Exhibit 10.8


                   SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

          THIS SECOND AMENDMENT is made and entered into as of the 31st day of October, 2000, by and between John Q. Hammons Hotels, Inc. (the "Company") and Debra Mallonee Shantz (the "Executive") (the "Second Amendment").

          WHEREAS, the Company and Executive previously entered into an Employment Agreement dated as of May 1, 1995, (the "Agreement") and a First Amendment to Employment Agreement dated as of the October 31, 1997 (the "First Amendment"), and Company and Executive now desire to amend the terms of the Agreement as set forth herein.

          NOW, THEREFORE, in consideration of the mutual covenants and provisions set forth herein and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and Executive hereby agree to amend the Agreement as follows:

          1.   Paragraph 2 - Term shall be amended in its entirety as follows:

                    "This Agreement shall continue for a renewal term of three
               (3) years (the "Renewal Term"), commencing May 1, 2001, and continuing thereafter from year to year, provided that either the Company or the Executive may terminate such employment at the end of the Renewal Term by giving the other not less than six months' prior written notice of such termination."

          2. Paragraph 3(a) - Compensation shall be amended in its entirety as follows:

                    "Base salary.  During the Renewal Term, the Executive shall receive a base salary of One Hundred Fifty-five Thousand Dollars ($155,000.00) (the "Base Salary"), payable in accordance with the Company's normal payroll practices for salaried employees. The Base Salary shall be reviewed annually and may be increased (but not decreased) in the course of each such review. Under no circumstances shall any increase in the Base Salary (i) limit or reduce any other obligation to the Executive under this Agreement or (ii) be later reduced or eliminated once effective."

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     3.        Paragraph 5 - Termination shall be amended to add the following paragraph as Paragraph 5, subparagraph (c):

          3.   In the event that (i) there is a change in control of Company; or
               (ii) all or substantially all of the assets of Company are disposed of pursuant to a merger, consolidation, or other transaction in which Company is not the surviving corporation, Executive may, at her option be relieved of her obligation pursuant to this Agreement, and Company will pay the Executive an amount equal to twelve (12) multiplied by the sum of Executive's monthly salary in effect immediately prior to the termination, plus an amount equal to Executive's annual award actually paid under Company's incentive compensation plan for the calendar year immediately preceding the termination, in twelve (12) equal monthly installments, beginning on the first day of the month immediately following the month in which the termination occurs.

          4.   Continuing Validity.    Except as expressly modified herein, all
               remaining terms and conditions of the Agreement shall remain in full force and effect.

                              COMPANY

                              John Q. Hammons Hotels, Inc.

                              /s/ John Q. Hammons
                              -------------------
                              JOHN Q. HAMMONS
                                    Chairman of the Board and
                                         Chief Executive Officer


                              EXECUTIVE

                              /s/ Debra Mallonee Shantz
                              -------------------------
                              Debra Mallonee Shantz